Execution Version
STOCK REPURCHASE AGREEMENT

THIS STOCK REPURCHASE AGREEMENT (this “Agreement”) is entered into as of November 1, 2022 by and between Stratus Properties Inc., a Delaware corporation (the “Company”), and James C. Leslie (the “Selling Stockholder”). Each of the Company and the Selling Stockholder are sometimes individually referred to as a “party” and collectively as the “parties.”
Recitals
WHEREAS, (i) the Selling Stockholder desires to sell to the Company an aggregate of 24,029 shares (the “Shares”) of common stock, par value $0.01 per share, of the Company (the “Common Stock”) at a price of $30.50 per Share (“Purchase Price Per Share”) and (ii) the Company wishes to purchase the Shares from the Selling Stockholder, in each case upon the terms and subject to the conditions hereinafter set forth; and
WHEREAS, after due consideration, the Audit Committee and the Board of Directors of the Company have approved the transaction contemplated hereby.
NOW, THEREFORE, in consideration of the mutual covenants herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
Agreement
1. Repurchase.
(a) Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, and in reliance on the representations, warranties and agreements set forth in this Agreement, at the Closing (defined below), (i) the Selling Stockholder shall sell, transfer and deliver the Shares to the Company, free and clear of all Liens (defined below) and (ii) the Company shall purchase and acquire the Shares from the Selling Stockholder, in each case in exchange for the payment by the Company, pursuant to Section 1(b), of an amount equal to the product of the Purchase Price Per Share and the number of Shares being sold and delivered by the Selling Stockholder hereunder (such product, the “Aggregate Share Purchase Price”) to such Selling Stockholder at the Closing. “Lien” means any mortgage, lien, pledge, claim, charge, security interest, adverse claim, transfer restriction or encumbrance of any kind.
(b) Closing. Subject to the terms and conditions of this Agreement and the delivery of the deliverables contemplated by Section 1(c) of this Agreement, the closing of the sale of the Shares (the “Closing”) shall take place on the third business day following the date hereof at approximately 10:00 a.m., Central time, via the electronic exchange of deliverables, or such other time, date or place as shall be agreed upon in writing by the parties.
(c) Closing Deliveries and Actions. At the Closing, subject to Schedule I, (i) the Selling Stockholder shall deliver the Shares to the Company by causing the Shares to be electronically transferred to the account(s) designated by the Company on Schedule II, (ii) the Company, or a broker on its behalf, shall deliver to the Selling Stockholder such Selling

Stockholder’s Aggregate Share Purchase Price plus the dividend equivalents in the amount of $17,998.18 accrued with respect to vested restricted stock units (together, the “Total Purchase Price”) by wire transfer(s) of immediately available funds to the account designated by such Selling Stockholder on Schedule II, and (iii) the Company and Selling Stockholder shall have executed and delivered the Consulting Agreement (herein so called) in the form and substance attached hereto as Exhibit A. Selling Stockholder must report the transactions contemplated under this Agreement on a Form 4 within two business days of the execution and delivery of this Agreement. The Company agrees to prepare, in a manner consistent with Selling Stockholder’s previous Form 4 filings, a Form 4 to be submitted for Selling Stockholder’s execution, and once executed, the Company will assist the Selling Stockholder in filing such Form 4 with the Securities and Exchange Commission (“SEC”). This Agreement and the Consulting Agreement will be disclosed in the Company’s SEC filings.
2. Conditions to Closing.
(a)    The Company’s obligation to purchase, and convey the Total Purchase Price for, the Shares at the Closing is subject to the following conditions having been satisfied (or the Company waiving in writing the conditions that it has determined have not been satisfied) on or before the Closing: (i) the Selling Stockholder shall have delivered to the Company written notice of his retirement from the Company’s Board of Directors and resignation from all of his positions with the Company’s Board of Directors and from all Board committees on which he serves effective as of the Closing including receipt of the Total Purchase Price and confirming that the Selling Stockholder’s retirement and resignation is not due to a disagreement with the Company (the “Letter of Retirement”); (ii) the Company shall have received the closing deliverables to be delivered by Selling Stockholder pursuant to Section 1(c), in form and substance satisfactory to the Company, which shall be fully executed originals or electronic copies of such originals, and (iii) the representations and warranties of Selling Stockholder contained in Section 4 shall be true and correct at and as of the date of Closing with the same force and effect as if such representations and warranties had been made as of the Closing.
(b)    The Selling Stockholder’s obligation to sell the Shares at the Closing and deliver the Letter of Retirement is subject to the following conditions having been satisfied (or Selling Stockholder waiving in writing the conditions that it has determined have not been satisfied) on or before the Closing: (i) the Company shall have performed all of its agreements, covenants and obligations to be performed by it under the Consulting Agreement, including, without limitation, payments of the “Consulting Fee” as defined in the Consulting Agreement, (ii) Selling Stockholder shall have received the closing deliverables to be delivered by the Company pursuant to Section 1(c), in form and substance satisfactory to the Selling Stockholder, which shall be fully executed originals or electronic copies of such originals, and (iii) the representations and warranties of Company contained in Section 3 shall be true and correct at and as of the date of Closing with the same force and effect as if such representations and warranties had been made as of the Closing.
3. Representations of the Company. The Company represents and warrants to the Selling Stockholder that, as of the date hereof and at the Closing:
(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b) The Company has the full power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement.
(c) This Agreement has been duly and validly authorized, executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that (i) such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to certain equitable defenses and to the discretion of the court before which any proceedings thereof may be brought.
(d) There is no action, suit, proceeding, claim, arbitration, litigation or investigation, pending or, to the knowledge of the Company, threatened in writing against the Company which, if adversely determined, would prevent the consummation of the transaction contemplated by this Agreement.
(e) The Selling Stockholder is relying on the Company’s representations, warranties, acknowledgments and agreements in this Agreement as a condition to proceeding with the transaction contemplated hereby, and without such representations, warranties and agreements, the Selling Stockholder would not enter into this Agreement or engage in such transaction.
4. Representations of the Selling Stockholder. The Selling Stockholder represents and warrants to the Company that, as of the date hereof and at the Closing:
(a) The Selling Stockholder is the owner of the Shares and has valid and unencumbered title free and clear of any and all Liens and has not heretofore conveyed, transferred or assigned to any person or entity any interest in any or all of the Shares.
(b) The Selling Stockholder has the full power and authority to execute, deliver and carry out the terms and provisions of this Agreement and consummate the transactions contemplated hereby, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement.
(c) This Agreement has been duly and validly authorized, executed and delivered by the Selling Stockholder, and constitutes a legal, valid and binding agreement of the Selling Stockholder, enforceable against the Selling Stockholder in accordance with its terms, except to the extent that (i) such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws now or hereafter in effect affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to certain equitable defenses and to the discretion of the court before which any proceedings therefor may be brought.
(d) There is no action, suit, proceeding, claim, arbitration, litigation or investigation, pending or, to the knowledge of such Selling Stockholder, threatened in writing against such Selling Stockholder which, if adversely determined, would prevent the consummation of the transaction contemplated by this Agreement. There is no action, suit, proceeding, claim, arbitration, litigation or investigation by such Selling Stockholder pending or, to the knowledge of Selling Stockholder, threatened in writing against any other person relating to the Shares owned by such Selling Stockholder.
(e) The Company is relying on the Selling Stockholder’s representations, warranties, acknowledgments and agreements in this Agreement as a condition to proceeding with the transaction contemplated hereby, and without such representations, warranties and agreements, the Company would not enter into this Agreement or engage in such transaction.
5. Indemnification. The Company shall indemnify, defend and hold harmless the Selling Stockholder from and against any and all costs, expenses (including reasonable attorney’s fees), judgements, fines, penalties charged by governmental authorities, and losses incurred or sustained by, or imposed upon the Selling Stockholder based upon, arising out of, with respect to or by reason of: (a) any inaccuracy in or breach of any of the representations or warranties of the Company contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Company pursuant to this Agreement; (b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company pursuant to this Agreement; and (c) any claim, inquiry, request for information, or other demand from any party, including without limitation, any individual, entity, governmental agency, the SEC, or other regulatory body arising out of the transactions contemplated by this Agreement.
6. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally, mailed by certified or registered mail (return receipt requested and postage prepaid), sent via a nationally recognized overnight courier, or sent via email to the recipient. Such notices, demands and other communications shall be sent as follows:
To the Selling Stockholder:
Jim Leslie
[Intentionally omitted]
[Intentionally omitted]
[Intentionally omitted]

With a copy (which shall not constitute notice):

Beckham Portela
3400 Carlisle, Suite 550
Dallas, Texas 75204
Attn: David R. Beverly
Email: [Intentionally omitted]

To the Company:
Stratus Properties Inc.
212 Lavaca Street, Suite 300

Austin, Texas 78701
Attention: Kenneth N. Jones, General Counsel and Secretary
Email: [Intentionally omitted]
With a copy (which shall not constitute notice):
Jones Walker, LLP
445 North Blvd, Suite 800
Baton Rouge, Louisiana 70802
Attention: Dionne M. Rousseau
Email: [Intentionally omitted]

Attention: Victoria J. Bagot
Email: [Intentionally omitted]

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.
7. Miscellaneous.
(a) Survival of Representations and Warranties. All representations and warranties contained herein or made in writing by any party in connection herewith shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby until the expiration of the applicable statute of limitations.
(b) Severability. If any one or more of the provisions contained in this Agreement is for any reason held by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability will not affect any other provision in this Agreement and in lieu of such illegal, invalid, or unenforceable provision, there will be added as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible, and be legal, valid, and enforceable.
(c) Complete Agreement. This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Company and the Selling Stockholder with respect to the subject matter hereof.
(d) Counterparts. This Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.
(e) Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by either party without the prior written consent of the other party. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Selling Stockholder and the Company and their respective successors and assigns.
(g) Governing Law; Waiver of Jury Trial. This Agreement shall be construed in accordance with, and governed by, the laws of the State of Delaware, without resort to its conflicts-

of-laws rules. The Company and the Selling Stockholder each hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.
(h) Opportunity for Review. Each party acknowledges that adequate opportunity has been provided to each party for review and comment on the provisions in this Agreement by each of their respective attorneys, counselors and advisors; and, any rule of construction that ambiguities are to be resolved against the drafting party will not be applicable to this Agreement.
(i) Further Assurances. Each party shall execute and deliver such additional documents and instruments and shall take such further action as may be necessary or appropriate to effectuate fully the provisions of this Agreement.
(j) Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and the Selling Stockholder.
(k) Expenses. Each of the Company and the Selling Stockholder shall bear its own expenses in connection with the drafting, negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.
[Signatures appear on following page.]

IN WITNESS WHEREOF, the parties hereto have executed this Stock Repurchase Agreement as of the date first written above.

COMPANY:
STRATUS PROPERTIES INC.

By: /s/ Erin D. Pickens
Name: Erin D. Pickens
Title: Senior Vice President and Chief Financial
Officer

SELLING STOCKHOLDER:

By: /s/ James C. Leslie
Name: James C. Leslie

[Signature Page to Stock Repurchase Agreement]

LIST OF EXHIBITS AND SCHEDULES
TO
Stock Repurchase Agreement

The following list of exhibits and schedules is provided pursuant to Item 601(a)(5) of Regulation S-K. These exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K because the information contained therein is not material and is not otherwise publicly disclosed. The registrant undertakes to furnish supplementally a copy of the exhibits and schedules to the Securities and Exchange Commission upon request.

Schedule I – Vesting of Restricted Stock Units

Schedule II – Wire and DWAC Instructions

Exhibit A – Form of Consulting Agreement1

1 Exhibit A has been filed as an exhibit to this Stock Repurchase Agreement.

Exhibit A

Form of Consulting Agreement

CONSULTING AGREEMENT
This Consulting Agreement (this “Agreement”) is entered into effective as of the Effective Date, as defined in Section 9.13 below, by and between Stratus Properties Inc., a Delaware corporation (the “Company”), and James C. Leslie, an individual residing in Dallas, Texas (“Consultant”).
R E C I T A L:
The Company desires to engage Consultant as an independent contractor to perform certain services described in this Agreement, and Consultant desires to accept engagement in such capacity by the Company under the terms and conditions of this Agreement.
NOW, THEREFORE, in consideration of the premises, the mutual covenants of the parties set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Consultant agree as follows:
1.Engagement. The Company hereby engages Consultant and Consultant accepts such engagement as an independent contractor and not as an employee, all in accordance with the terms and conditions of this Agreement.
2.Term. Consultant’s engagement under this Agreement will commence on the Effective Date and terminate two years thereafter (the “Term”). Notwithstanding anything to the contrary contained herein, this Agreement and the Term are subject to prior termination pursuant to Section 5.
3.Duties and Responsibilities. During the Term, Consultant will consult with and advise the Company on matters related to strategy and operations of the Company (collectively, the “Services”), including but not limited to consulting with and assisting the Company in evaluating, qualifying, and analyzing proposals from prospective lenders and equity providers.
4.Service Parameters. The Services will be performed by Consultant only at the direction of the Lead Independent Director (or the Independent Chairman, should be Company change its structure), and shall be limited to twenty-five (25) hours per quarter; any of such twenty-five hours not used in a particular quarter shall not be carried forward to any subsequent quarter.
5.Fees. In consideration of the Services to be performed under this Agreement, the Company will pay Consultant a fee (“Consulting Fee”) at the rate of Twenty-Five Thousand Dollars per quarter for eight consecutive quarters. Payment will be made in a one-time lump sum payment of Two Hundred Thousand Dollars ($200,000.00) on the Effective Date. In addition, the Company shall reimburse Consultant on a monthly basis for all reasonable and necessary business expenses incurred by Consultant in the performance of Consultant’s duties, functions and responsibilities under this Agreement. All requests for reimbursement of expenses shall be submitted on periodic expense reports in accordance with the Company’s policy at any given time.
6.Termination of Engagement.

9.1Termination by the Company. The Company may terminate the engagement of Consultant under this Agreement immediately upon written notice for any reason or no reason. Upon termination of this Agreement by the Company, the Consulting Fee shall be deemed fully earned, provided that such termination shall not be due to the breach of this Agreement or willful misconduct by Consultant.
9.2Termination by Death of Consultant. The death or permanent disability of Consultant will cause the immediate termination of this Agreement.
9.3Liabilities Upon Termination. Upon termination of this Agreement, neither the Company nor Consultant will have any further liability to the other under this Agreement.
7.Certain Covenants of Consultant.
9.1Confidentiality. The Company and the Company’s affiliates own and/or hold certain confidential or proprietary information and trade secrets, including, without limitation, agreements with third parties, financial information, marketing information, customer information, vendor information, business plans, projections, personnel information, and other business information (all of such agreements and information are referred to collectively as the “Confidential Information”). The Company may disclose some of the Confidential Information to Consultant in the performance of Consultant’s service under this Agreement. Consultant agrees to (i) keep the Confidential Information strictly confidential and (ii) not disclose (directly or indirectly), and take all reasonable steps to prevent disclosure of, any of the Confidential Information to any person or entity other than persons authorized in writing in advance by the Company. Consultant agrees not to use the Confidential Information for Consultant’s own benefit or account or in any way, directly or indirectly, detrimental to the Company without the prior express written consent of the Company. Prohibited actions by Consultant include, but are not limited to, (i) the internal or external use of the Confidential Information for a use not expressly granted in writing to Consultant by the Company and (ii) the sale, lease, transfer, conveyance, or disposition of the Confidential Information or any part of the Confidential Information in a way not provided by the terms of this Agreement. The term “Confidential Information” does not apply to information which (i) is or becomes public knowledge other than by default on the part of Consultant; (ii) Consultant receives prior written approval to disclose; (iii) is independently developed by Consultant or is lawfully obtained by Consultant from a third party having no duty of confidentiality to the Company in respect of such information; (iv) Consultant is required to disclose by judicial action. Consultant acknowledges that the Confidential Information constitutes valuable, special, and unique property of the Company critical to its business, and that irreparable damage will result to the Company if any of the Confidential Information is disclosed to a third party except as provided herein and that, as a result, money damages alone are an inadequate remedy for breach of this Agreement because of the difficulty of ascertaining the amount of damage that will be suffered by the Company in the event this Agreement is breached. Therefore, Consultant agrees that the Company will be entitled to obtain specific performance of this Agreement and injunctive relief against any breach or threatened breach hereof, and Consultant agrees to waive, and to use its best efforts to cause its representatives to waive, any requirement of the securing or posting of any bond in connection with such remedies; provided, however, if any bond or bonds are required to be posted by the Company in connection with such remedies, such bond or bonds will not exceed One Thousand Dollars ($1,000.00) in the aggregate. Such remedies will not be deemed exclusive remedies for breach of this Agreement, but will be in addition to all other remedies available at law or in equity to the Company.

The Company acknowledges that Consultant currently owns and operates a business similar to the Company’s business in the North Texas market. Notwithstanding any other provision of this Agreement, Consultant at any time and from time to time may engage in and possess interests in other business ventures of any and every type and description, independently or with others, including ones in competition with the Company, with no obligation to offer to the Company the right to participate therein.
9.2Non-Disparagement. Consultant will not make nor publish any statement, written or oral, disparaging the reputation of the Company or the Company’s directors, officers, employees, owners, and agents.
9.3Professional Efforts. Consultant will provide the Services in a diligent and professional manner. In addition to the specific duties set forth in this Agreement, Consultant will use Consultant’s best efforts to preserve and enhance the business of the Company and the goodwill of all owners, customers, clients, consultants, contacts, suppliers and other persons having business relations with the Company. Consultant agrees to maintain the highest standards of professionalism, honesty and integrity in the discharge of Consultant’s duties hereunder.
9.4No Authority. Notwithstanding any provision in this Agreement to the contrary, Consultant agrees that Consultant has no authority to enter into, execute, make or acknowledge any documents, agreement or representation pertaining to the Company, or the Company’s clients or any sale to which the Company is a party or to which the Company may be bound, without the express prior written approval of the Company. Consultant agrees that Consultant will not enter into, execute, make or acknowledge any contract, covenant, agreement or representation binding upon the Company without the express prior written approval of the Company.
9.5Applicable Laws. During the Term, Consultant will comply with all federal, state and local laws, statutes, regulations, ordinances and rules (collectively referred to herein as the “Applicable Laws”).
9.6Enforcement. A breach of the covenants contained in Sections 7.1, 7.2, 7.4 or 7.5 by Consultant will result in irreparable and continuing damage to the Company and its business for which the Company will have no adequate remedy at law. Consultant hereby agrees and stipulates that the monetary damages which would be suffered by the Company in the event Consultant breaches any such covenant would be difficult to measure and would not be an adequate remedy to the Company for the breach thereof, and for this reason and other reasons, Consultant hereby agrees that the Company will have the right to seek, without liability of the Company to Consultant, specific performance of and injunctive relief (both temporary and permanent) against Consultant in the event Consultant breaches any of such covenants. Such right will be in addition to any and all other rights and remedies of the Company at law or in equity
8.Taxes. The Company is not required to withhold or pay any payroll, employments, or related taxes on any kind and Consultant is responsible for paying and will pay when due any and all payroll, employment, and related taxes, including, but not limited to, FICA, FUTA, federal personal income tax, state personal income tax, state disability insurance tax, workers compensation, and state unemployment tax. Consultant will comply with all tax laws applicable to the operation of a business such as Consultant’s, including, but not limited to, the reporting of all gross receipts therefrom as self-employment income or income from the operation of a business, the payment of all self-employment taxes, compliance with all employment tax requirements for withholding on any employees used by Consultant, and compliance with State employment and workers compensation laws.
9.General.
9.1Assignment. This Agreement may not be sold, transferred, pledged, or assigned directly or indirectly by either the Company or the Consultant.
9.2Governing Law, Performance, and Venue. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS-OF-LAW RULE OR PRINCIPLE THAT MIGHT REFER THE CONSTRUCTION OR INTERPRETATION OF THIS AGREEMENT TO THE LAWS OF ANOTHER STATE. ALL OBLIGATIONS CREATED IN THIS AGREEMENT ARE PERFORMABLE IN TRAVIS COUNTY, TEXAS, AND THE EXCLUSIVE VENUE FOR ANY ACTION BROUGHT UNDER THIS AGREEMENT WILL BE IN TRAVIS COUNTY, TEXAS.
9.3Opportunity for Review. EACH PARTY ACKNOWLEDGES THAT ADEQUATE OPPORTUNITY HAS BEEN PROVIDED TO EACH PARTY FOR REVIEW AND COMMENT ON THE PROVISIONS IN THIS AGREEMENT BY EACH OF THEIR RESPECTIVE ATTORNEYS, COUNSELORS, AND ADVISORS; AND, ANY RULE OF CONSTRUCTION THAT AMBIGUITIES ARE TO BE RESOLVED AGAINST THE DRAFTING PARTY WILL NOT BE APPLICABLE TO THIS AGREEMENT.
9.4No Consequential Damages. NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR ANY SPECIAL, INCIDENTAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, REGARDLESS OF THE FORM OF ACTION AND WHETHER OR NOT THE COMPANY HAD BEEN INFORMED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED, THE POSSIBILITY OF SUCH DAMAGES.
9.5Severability. If any one or more of the provisions contained in this Agreement is for any reason held by a court of competent jurisdiction to be invalid,

illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability will not affect any other provision in this Agreement and in lieu of such illegal, invalid, or unenforceable provision, there will be added as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible, and be legal, valid, and enforceable.
9.6No Waiver. Except for a written waiver signed by the Company, any action or inaction by the Company with respect to any provision of this Agreement, including, but not limited to, the Company’s failure to enforce any provision of this Agreement, will not constitute a waiver of that provision or any other provision of this Agreement. Any waiver by the Company of any provision of this Agreement will not constitute a waiver of any other provision of this Agreement.
9.7Binding Effect. This Agreement will bind and benefit the parties to this Agreement and their respective heirs, legal and personal representatives, successors, and assigns.
9.8Notices. All notices, demands, or other communications to be given or delivered hereunder or by reason of the provisions of this Agreement will be in writing and will be deemed to have been properly served if (a) delivered personally; (b) delivered by a recognized overnight courier service; or (c) sent by certified or registered mail, return receipt requested and first class postage prepaid. Such notices, demands, and other communications will be sent to the addresses indicated next to the respective party’s signature below, or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party in accordance with this Agreement. Date of service of such notice will be (i) the date such notice is personally delivered; (ii) three (3) days after the date of mailing if sent by certified or registered mail; or (iii) one (1) day after date of delivery to the overnight courier if sent by overnight courier.
9.9Descriptive Headings. The descriptive headings in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.
9.10Dispute Resolution. Any and all disputes (a “Dispute”) between or among Consultant or the Company (i) arising out of or relating to this Agreement or any alleged breach thereof or (ii) in any way relating to the engagement of Consultant by the Company, will be resolved in accordance with this Section 9.10; provided, however, notwithstanding this Section 9.10, any dispute related to Section 6 or any alleged or threatened breach of Section 6, may be resolved, at the option of the Company, in its sole discretion, pursuant to any legal process, including, but not limited to, litigation, injunctive relief, and the enforcement provisions set forth in Section 6.
(a)Negotiated Resolution. The party desiring to resolve such Dispute will deliver a written notice of the Dispute including the specific facts of the Dispute (“Dispute Notice”) to the other parties to such Dispute. If any party delivers a Dispute Notice pursuant to this Section 9.10, the parties involved in the

Dispute must meet at least twice within the thirty (30) day period commencing with the date of the Dispute Notice and in good faith attempt to resolve such Dispute.
(b)Mediation. If any Dispute is not resolved or settled by the parties as a result of negotiation pursuant to Section 9.10(a) above, the parties will submit the Dispute to non-binding mediation before a retired judge of a federal District Court or Texas District Court, or some similarly qualified, mutually agreeable individual. The parties will bear the costs of such mediation equally.
(c)Arbitration. If the Dispute is not resolved by mediation pursuant to Section 9.10(b) above, or if the parties fail to agree upon a mediator, within ninety (90) days after the Dispute Notice, the Dispute will be settled by arbitration conducted in Austin, Texas which will be in accordance with the rules and procedures of the Commercial Arbitration Rules of the American Arbitration Association, and, to the maximum extent applicable, the Federal Arbitration Act (Title 9 of the United States Code) then in effect with respect to commercial disputes. The arbitration of such issues, including the determination of any amount of damages suffered by any party hereto by reason of the acts or omissions of any party, will be final and binding upon all parties. The arbitrator will be empowered to impose sanctions and to take such other actions as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal or Texas Rules of Civil Procedure and applicable law. Notwithstanding the foregoing, the arbitrator will not be authorized to award punitive damages with respect to any such claim or controversy, nor will any party seek punitive damages relating to any matter under, arising out of or relating to this Agreement in any other forum. Except as otherwise set forth in the Agreement, the cost of any arbitration hereunder, including the cost of the record or transcripts thereof, if any, administrative fees, and all other fees involved including reasonable attorneys’ fees incurred by the party determined by the arbitrator to be the prevailing party will be paid by the party determined by the arbitrator not to be the prevailing party, or otherwise allocated in an equitable manner as determined by the arbitrator. The parties will instruct the arbitrator to render its decision no later than ninety (90) days after the submission of the Dispute.
(d)Confidentiality. Each party agrees to keep all Disputes and negotiation, mediation, and arbitration proceedings strictly confidential, except for disclosures of information in the ordinary course of business of the parties or by applicable law or regulation.
9.11No Partnership. Notwithstanding any provision of this Agreement to the contrary, no partnership, joint venture, trust, trustee-beneficiary or other relationship will be created between Consultant and the Company in connection with this Agreement and the engagement of Consultant by the Company. It is the express intent of the parties that the relationship of Consultant to the Company will be solely that of an independent contractor and not as an employee.

9.12Survival. Consultant’s obligations under Sections 6 through 8 will survive the termination of this Agreement and the termination of Consultant’s engagement with the Company.
9.13Effective Date. Notwithstanding anything in this Agreement to the contrary, the term “Effective Date” shall mean the date on which Closing occurs under that certain Stock Repurchase Agreement, entered into by and between the Company and James C. Leslie, contemporaneously with this Agreement (the “Stock Repurchase Agreement”). For purposes of this Section 8.13, the term “Closing” is used and defined as in Section 1.(b) of the Stock Repurchase Agreement.
8.14    Indemnification; Limitation of Liability. Consultant is liable for errors or omissions in performing its duties hereunder only in the case of bad faith, gross negligence, violation of applicable laws or breach of the provisions of this Agreement, but not otherwise. Except as expressly stated herein, Consultant makes no representation or warranty regarding the results of any information or advice provided to the Company in connection with this Agreement. The Company hereby indemnifies and holds Consultant harmless of and from all loss, liability, cost and expenses suffered by or asserted against Consultant arising out of the performance of Consultant’s obligations and duties hereunder (except where caused by the bad faith or gross negligence of, or violation of applicable laws by, Consultant or arising out of a breach of this Agreement by Consultant), or arising out of a breach of this Agreement by the Company.

[Remainder of page intentionally left blank.]

[Signature page follows.]

Executed to be effective as of the Effective Date.
Address:    COMPANY:
212 Lavaca Street
Suite 300,
Austin, TX 78701    STRATUS PROPERTIES INC., a Delaware corporation

By:
    Erin D. Pickens, Senior Vice President

    CONSULTANT:
Address:
        By:
[Intentionally omitted]     James C. Leslie
[Intentionally omitted]
______________
______________